Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-130579) and Form S-8 (No. 333-112093) of Wheeling-Pittsburgh Corporation of our report dated March 16, 2007, except as to the going concern uncertainty described in Note 27, which is as of August 9, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
August 9, 2007